                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
--------------------------------                                                                    --------------------------------
             FORM 4                                                                                           OMB APPROVAL
--------------------------------                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                     OMB Number:            3235-0287
    SUBJECT TO SECTION 16. FORM 4                                                                   Expires:       December 31, 2001
    OR FORM 5 OBLIGATIONS MAY                                                                       Estimated average burden
    CONTINUE. SEE INSTRUCTION 1(B).                                                                 hours per response      .... 0.5
--------------------------------                                                                    --------------------------------

1. Name and Address of Reporting Person *

Head III                    John                    C
   (Last)                   (First)                 (Middle)

1330 Avenue of the Americas
                            (Street)

New York                    New York                  10019
   (City)                   (State)                   (Zip)


2. Issuer Name and Ticker or Trading Symbol

ESG Re Limited (ESREF)


3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement of Month/Year

December 1999

5. If Amendment, Date or Original (Month/Year)


6. Relationship of Reporting Person to Issuer   (Check all applicable)

         X    Director                      X   10% Owner
       -----                              -----
         X    Officer (give title               Other
       -----           below)             ----- (specify
                                                 below)
               Chief Executive Officer
       ----------------------------------------

7. Individual or Join/Group Filing (Check Applicable Line)

         X     Form filed by One Reporting Person
       -----
               Form filed by More than One Reporting Person
       -----



                          TABLE I-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security           2. Transaction  3. Trans-     4. Securities Acquired (A)  5. Amount of     6. Owner-    7. Nature
   (Instr. 3)                     Date            action        or Disposed of (D)          Securities       ship         of In-
                                                  Code          (Instr. 3, 4 and 5)         Beneficially     Form:        direct
                                  (Month/         (Instr. 8)                                Owned at         Direct       Bene-
                                  Day/         -------------  -------------------------     End of           (D)          ficial
                                  Year)                                   (A)               Month            Indirect     Owner-
                                               Code      V      Amount     or    Price      (Instr. 3        (I)          ship
                                                                          (D)               and 4)           (Instr. 4)   (Instr. 4)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ----------- ------------
Common shares, par value $1.00
per share                        12/16/99      A              100         A     $5.875(11)    8,785           (D)
Common shares, par value $1.00
per share                                                                                   127,952           (I)      As Trustee(1)
Common shares, par value $1.00
per share                                                                                     3,000           (I)      (2)
Common shares, par value $1.00
per share                                                                                     9,098           (I)      (2)
Common shares, par value $1.00
per share                                                                                     9,098           (I)      (2)
Common shares, par value $1.00
per share                                                                                   455,457           (I)      (3)
Common shares, par value $1.00
per share                                                                                    10,695           (I)      As Trustee(4)
Common shares, par value $1.00
per share                                                                                     5,348           (I)      As Trustee(5)
Common shares, par value $1.00
per share                                                                                   465,241           (I)      (6)
Common shares, par value $1.00
per share                                                                                   812,505           (I)      (7)
Common shares, par value $1.00
per share                                                                                    20,000           (I)      (8)
Common shares, par value $1.00
per share                                                                                    80,000           (I)      (9)
-----------------------------  --------------  -------------  ----------  ---   -------  ----------------- ----------- ------------

Reminder: Report on a separate line for each class of                     (Over)
securities beneficially owned directly or indirectly.            SEC 1474 (3-99)

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential Persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Class B Warrants                        $20/sh(10)                                                            1/27/98      1/27/08
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common shares              736                             736        (D)
Common shares               63                              63        (D)
Common shares               86                              86        (D)
Common shares              588                             588        (I)            (2)
Common shares               51                              51        (I)            (2)
Common shares               69                              69        (I)            (2)
Common shares              588                             588        (I)            (2)
Common shares               51                              51        (I)            (2)
Common shares               69                              69        (I)            (2)
Common shares          107,451                         107,451        (I)            (3)
Common shares          871,427                         871,427        (I)            (3)
Common shares          105,097                         105,097        (I)            (3)
Common shares          276,240                         276,240        (I)            (3)
Common shares            1,176                           1,176        (I)            As Trustee (4)
Common shares              102                             102        (I)            As Trustee (4)
Common shares              137                             137        (I)            As Trustee (4)
Common shares           11,765                          11,765        (I)            As Trustee (1)
Common shares            1,017                           1,017        (I)            As Trustee (1)
---------------------  ---------------  -------------  -------------  -------------  --------------

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of Derivative                  2.  Conver-    3. Trans-    4. Transac-    5.  Number of Deriv-       6.  Date Exer-
   Security (Instr. 3)                      sion or       action       tion Code       ative Securities Ac-       cisable and Ex-
                                            Exercise      Date         (Instr. 8)      quired (A) or Dis-         piration Date
                                            Price of                                   posed of (D)
                                            Deriv-        (Month/                      (Instr. 3, 4 and 5)        (Month/Day/
                                            ative         Day/                                                     Year)
                                            Security      Year)     -------------  -------------------------  ----------------------
                                                                                                              Date         Expira-
                                                                    Code       V       (A)           (D)      Exer-        tion
                                                                                                              cisable      Date
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Class A Warrants                        $20/sh                                                                12/3/97      12/3/07
Class A Warrants                        $20/sh                                                                12/17/97     12/17/07
Class A Warrants                        $20/sh                                                                12/22/97     12/22/07
Options to buy                          $20/sh                                                                12/12/97     12/12/07
Options to buy                          $25.50/sh                                                             5/4/98       5/04/08
Options to buy                          $20/sh                                                                12/12/97     12/12/07
Options to buy                          $25.50/sh                                                             5/04/98      5/04/08
Options to buy                          $16.81/sh                                                             2/25/99      2/25/09
Options to buy                          $16.50/sh                                                             5/7/99       5/7/09
--------------------------------------  -------------  -----------  -------------  -----------   -----------  -----------  ---------
7.   Title and Amount of                8. Price       9. Number      10. Owner-     11. Na-
     Underlying Securities                 Deriv          of Deriv-       ship           ture
                                           ative          ative           Form           of In-
     (Instr. 3 and 4)                      Secur-         Secur-          of De-         direct
                                           ity            ities           rivative       Bene-
                                           (Instr.        Bene            Secu-          ficial
                                           5)             ficially        rity:          Own-
                                                          Owned           Direct         ership
--------------------------------------                    at End          (D) or         (Instr. 4)
                       Amount or                          of              Indi-
       Title           Number of                          Month           rect (I)
                       Shares                             (Instr. 4)     (Instr. 4)
---------------------  ---------------  -------------  -------------  -------------  --------------
Common shares           1,372                           1,372         (I)            As Trustee (1)
Common shares             588                             588         (I)            As Trustee (5)
Common shares              51                              51         (I)            As Trustee (5)
Common shares              69                              69         (I)            As Trustee (5)
Common shares          51,177                          51,177         (I)            (6)
Common shares           4,422                           4,422         (I)            (6)
Common shares           5,969                           5,969         (I)            (6)
Common shares          86,147                          86,147         (I)            (7)
Common shares           7,443                           7,443         (I)            (7)
Common shares          10,048                          10,048         (I)            (7)
Common shares          17,857                          17,857         (I)            (2)
Common shares          15,357                          15,357         (I)            (2)
Common shares          17,857                          17,857         (I)            (2)
Common shares          15,357                          15,357         (I)            (2)
Common shares          70,000                          70,000         (I)            (2)
Common shares           5,000                           5,000         (I)            (2)
---------------------  ---------------  -------------  -------------  -------------  --------------

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

Explanation of Responses:

1.   Held by Head Company Profit Sharing Plan.
2. Held by trust(s) for the benefit of heir(s) of John C Head III. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.
3. Held by HMI Partners L.L.C., of which John C Head III is a General Partner of the Managing Member.
4.   Held by the Head Family Foundation.
5.   Held by Head Company Pension Plan.
6.   Held by Drake Holdings Limited, of which John C Head III is a Director.
7. Held by ESG Partners (Bermuda) L.P., of which John C Head III is a Managing Member of the general partner.
8. Held by Charles Partners L.P., of which John C Head III is a Managing Member of the General Partner.
9. Held by HIIB III L.L.C., of which John C Head III is a Managing Member of the Managing Member.
10.  Exercise Price of Class B Warrants decreases in future.
11.  The Issuer issued 100 shares to John C Head III as compensation.


          /s/ John C Head III                       January 5, 2000
     -------------------------------              -------------------
     **Signature of Reporting Person                     Date

            John C Head III

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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